HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO  80203

William T. Hart, P.C.

________

Email:  harttrinen@aol.com

Will Hart

Facsimile:  (303) 839-5414

(303) 839-0061

September 10, 2018

Wadena Corp.

750 N. San Vicente, Suite 800 West

West Hollywood, CA  90069

This letter will constitute an opinion upon the legality of the sale by certain shareholders of Wadena Corp., a Nevada corporation (the “Company”), of up to 66,509,000 shares of the Company’s common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of Nevada, and a copy of the Registration Statement.  In our opinion, the shares to be sold by the selling shareholders will represent fully paid and non-assessable shares of the Company’s common stock;

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart